Exhibit 99.1

Libbey Inc. 300 Madison Ave P.O. Box 10060 Toledo, OH 43699

NEWS RELEASE

AT THE COMPANY:
Kenneth Boerger
Vice President and Treasurer
(419) 325-2279

FOR IMMEDIATE RELEASE
THURSDAY, FEBRUARY 16, 2012

LIBBEY INC. ANNOUNCES FOURTH QUARTER
AND FULL YEAR 2011 RESULTS
Reductions in Working Capital, Debt and Leverage Ratio

•	Fourth Quarter Net Sales of $214.8 Million, a Decrease of 3.6 Percent, Compared to $222.8 Million in the Prior-Year Quarter

•	Sales to U.S. and Canadian Foodservice Glassware Customers Increase 1.3 Percent, Compared to the Prior-Year Quarter

•	Full-Year 2011 Sales of $817.1 Million, an Increase of 2.2 Percent Compared to the Prior Year

•	Free Cash Flow Generation of $37.7 Million in the Fourth Quarter of 2011

•	Working Capital as a Percentage of Last Twelve Months' Sales was an All-Time Record Low 21.4 Percent

•	Debt Net of Cash Reduced to $339.1 Million, Resulting in Net Debt to Adjusted EBITDA of 3.0 Times

TOLEDO, OHIO, FEBRUARY 16, 2012--Libbey Inc. (NYSE Amex: LBY) announced results today for the fourth quarter and full year of 2011.

Fourth Quarter Results

For the quarter-ended December 31, 2011, sales were $214.8 million, compared to $222.8 million in the year-ago quarter. Sales in the Glass Operations segment were $199.2 million, a decrease of 1.1 percent, compared to $201.4 million in the fourth quarter of 2010 (see Table 5). While sales within our China sales region increased 47.9 percent (41.5 percent excluding currency impact), sales within our U.S. and Canadian sales region were 4.1 percent lower than the prior-year quarter. We saw growth of 0.9 percent in sales within our European sales region (a 1.6 percent increase excluding the impact of currency). Sales within our Mexico sales region were flat; however, excluding the currency impact, net sales were 8.0 percent higher than the prior year quarter. Sales to U.S. and Canadian foodservice glassware customers increased 1.3 percent. Glassware sales to U.S. and Canadian retail customers were flat during the fourth quarter of 2011, while glassware sales to U.S. and Canadian business-to-business customers were down

- More -

Libbey Inc.

21.0 percent during the quarter. A large premium program to one customer that did not repeat in 2011 accounted for more than the total decline in business-to-business sales. Sales in the Other Operations segment were $15.7 million, compared to $21.6 million in the prior-year quarter. As a result of the sale of substantially all of the assets of our Traex subsidiary in late April 2011, sales of Traex products were lower by $3.8 million versus the prior year, accounting for a substantial portion of the $5.9 million decrease in sales for Other Operations. In addition to the lack of sales of Traex products, sales to World Tableware customers and Syracuse China customers were both lower than the prior-year quarter.

The Company reported income from operations of $9.7 million during the quarter, compared to income from operations of $19.2 million in the year-ago quarter. Income from operations, excluding special items (see Table 1), was $11.8 million in the fourth quarter of 2011, compared to $19.9 million during the fourth quarter of 2010. The special items during the fourth quarter of 2011 included a $1.1 million charge for severance and $0.8 million related to a write-down of unutilized fixed assets in our Glass Operations segment. The special items in the fourth quarter of 2010 included a $1.5 million gain on redemption of debt, partially offset by a write-down of decorating assets at the Company's Shreveport, Louisiana, facility as well as additional restructuring charges in connection with the 2009 closure of our Syracuse, New York, manufacturing facility. The change in income from operations excluding special items was largely driven by lower sales, lower production activity related to planned furnace rebuilds, increased selling general and administrative expenses and a $2.0 million unfavorable currency impact, primarily resulting from the devaluation of the peso, partially offset by lower labor and benefit costs and lower natural gas costs. The $2.3 million increase in selling, general and administrative expenses was related to a comprehensive strategic review that was started late in the year and includes a review of the Company's markets, competitive position, computer systems and cost structure as well as higher research and development expenses.

Libbey reported earnings before interest and taxes (EBIT) of $9.4 million, compared to EBIT of $19.5 million in the year-ago quarter. Items that drove the change in EBIT included the lower sales, lower production activity and an unfavorable currency impact, partially offset by the lower labor and benefit costs and lower natural gas costs as discussed above, as well as $0.9 million lower other expense in 2011. EBIT, excluding special items (see Table 1), was $11.4 million in the fourth quarter of 2011, compared to $18.7 million during the fourth quarter of 2010. Segment EBIT (see Table 5) was $19.6 million for Glass Operations, compared to segment EBIT of $23.2 million in the year-ago quarter. Other Operations reported segment EBIT for the fourth quarter of 2011 of $2.4 million, compared to $3.9 million in the year-ago quarter.

Libbey reported Adjusted EBITDA (see Table 3) was $21.3 million in the fourth quarter of 2011, compared to $28.8 million in the fourth quarter of 2010. The fourth quarter of 2010 included EBITDA related to Traex of $0.5 million.

Interest expense decreased by $1.4 million to $10.5 million, compared to $11.9 million in the year-ago period, primarily as a result of the impact of the $40.0 million debt repayment completed in March 2011.

The effective tax rate was a benefit of 296.6 percent for the quarter-ended December 31, 2011, compared to 63.5 percent for the quarter-ended December 31, 2010. The effective tax rate was heavily impacted by exchange rate losses in the current year on the revaluation of non-peso denominated liabilities due to the peso devaluation in the fourth quarter. Further, the effective tax rate was influenced by jurisdictions with recorded valuation allowances and changes in the mix of earnings with differing statutory rates.

- More -

Libbey Inc.

Libbey reported net income of $2.1 million, or $0.10 per diluted share, for the fourth quarter of 2011, compared to net income of $2.8 million, or $0.13 per diluted share, in the prior-year quarter. Excluding special items of $2.0 million of expense in the fourth quarter of 2011 and $0.8 million of income in the fourth quarter of 2010, Libbey had net income of $4.1 million (see Table 1) and diluted earnings per share of $0.19 during the fourth quarter of 2011, compared to net income of $1.9 million and diluted earnings per share of $0.09 for the fourth quarter of 2010. The special items during the fourth quarter of 2011 included a $1.1 million charge for severance and $0.8 million related to a write-down of unutilized fixed assets in our Glass Operations segment. The special items in the fourth quarter of 2010 included a $1.5 million gain on redemption of debt, partially offset by a write-down of decorating assets at the Company's Shreveport, Louisiana, facility as well as a restructuring charge in connection with the 2009 closure of our Syracuse, New York, manufacturing facility.

Twelve-Month Results

For the year ended December 31, 2011, sales increased 2.2 percent to $817.1 million, compared to $799.8 million in the year ended December 31, 2010. Sales in the Glass Operations segment were $746.6 million, an increase of 4.0 percent (2.6 percent excluding the impact of currency), compared to $717.6 million in 2010 (see Table 5). Primary contributors to the increased sales were a 56.3 percent increase in sales within our China sales region (49.3 percent increase excluding currency impact), an 8.3 percent increase in sales within our European sales region (3.0 percent excluding the impact of currency), and an 6.8 percent increase in sales within our International sales region, compared to full-year 2010 sales. Sales within our Mexico region were essentially flat (excluding the currency impact, sales decreased 1.9 percent). Sales to U.S. and Canadian foodservice glassware customers increased 2.0 percent. Sales to U.S. and Canadian retail customers increased 2.7 percent in 2011, compared to 2010, while sales to U.S. and Canadian business-to-business customers were essentially flat in 2011, compared to 2010. Sales in the Other Operations segment were $71.2 million, compared to $82.8 million in the prior year, reflecting the late April 2011 disposition of substantially all of the assets of Traex. Sales of Syracuse China products and sales to World Tableware customers were essentially unchanged for the full year. Sales of Traex products were lower by $11.3 million versus the prior year, as the result of the sale of substantially all of the assets of Traex in late April, accounting for substantially all of the total $11.6 million decrease in sales for Other Operations.

The Company reported income from operations of $63.5 million during 2011, compared to income from operations of $68.8 million for 2010. Adjusted income from operations was $69.9 million for the full year 2011, compared to $74.0 million in 2010 (see Table 2). Factors contributing to the change in adjusted income from operations were higher sales and lower natural gas costs, which were more than offset by the impact of lower capacity utilization, increased selling, general and administrative expenses, higher freight expense, unfavorable currency impact of $1.1 million, primarily resulting from the devaluation of the peso and increases in packaging and raw material costs.

Earnings before interest and taxes (EBIT) were $68.7 million for 2011, compared to EBIT of $126.8 million in 2010. Adjusted EBIT for 2011, as detailed in Table 2, was $70.9 million, compared to Adjusted EBIT of $73.8 million for the full year 2010. Segment EBIT for the Glass Operations segment was $96.7 million in 2011, compared to segment EBIT of $94.7 million in 2010. The increase is primarily the result of increased sales. The Other Operations segment reported EBIT for 2011 of $12.0 million, compared to $14.9 million in 2010, with the decrease being the result of slightly higher costs and the sale of substantially all of the assets of Traex in April 2011.

- More -

Libbey Inc.

Libbey reported that Adjusted EBITDA, as detailed in Table 3, was $113.1 million in 2011, compared to Adjusted EBITDA of $115.0 million in 2010. Included in the Adjusted EBITDA numbers is EBITDA related to Traex of $0.8 million in 2011 and $2.9 million in 2010.

Interest expense decreased by $1.8 million in 2011 to $43.4 million, compared to $45.2 million during 2010. The decrease in interest expense was primarily attributable to the lower debt levels in 2011 and was partially offset by the fact that prior to the debt refinancing completed in February 2010, a portion of the Company's debt carried a lower effective interest rate as a result of the debt exchange completed in October 2009.

The effective tax rate was 6.5 percent for 2011, compared to 14.2 percent for 2010. The effective tax rate was heavily impacted by exchange rate losses in the current year on the revaluation of non-peso denominated liabilities due to the peso devaluation in the fourth quarter. Further, the effective tax rate was influenced by valuation allowances and changes in the mix of earnings with differing statutory rates.

Libbey reported net income of $23.6 million for 2011, or $1.14 per diluted share, compared to net income of $70.1 million, or $3.51 per diluted share, in 2010. Excluding special items of $2.2 million, Libbey had net income of $25.8 million (see Table 2) and diluted earnings per share of $1.24 for 2011, compared to net income of $17.1 million (excluding special items of $53.0 million), or diluted earnings per share of $0.86 in 2010. The significant special items in 2011 included the $3.4 million gain on the sale of substantially all of the assets of Traex and a $3.4 million gain on the sale of land at Libbey Holland, which were more than offset by $2.7 million in mostly non-cash CEO transition expenses, $2.8 million in expenses related to the redemption in March 2011 of $40.0 million of senior notes, $2.7 million accrued for an on-going unclaimed property audit and $0.8 million for other charges. The special items in 2010 included a gain of $71.7 million, which represented the difference between the carrying value and the face value of the New PIK notes that were redeemed in February 2010. This gain was partially offset by the write-off of $13.4 million of unamortized fees and discounts on the refinanced floating rate senior notes and ABL credit facility and call premium payments. Also included was a write-down of certain after-processing equipment within the Company's Glass Operations segment.

Working Capital and Liquidity

As of December 31, 2011, working capital, defined as inventories and accounts receivable less accounts payable, was $175.1 million, compared to $181.2 million at December 31, 2010. Working capital as a percentage of the last twelve months' net sales was an all-time record low 21.4 percent at December 31, 2011, compared to 22.6 percent at December 31, 2010.

Free cash flow, as detailed in the attached Table 4, was a source of $37.7 million for the fourth quarter of 2011, compared to a source of $49.4 million in the fourth quarter of 2010. In addition, $5.5 million in proceeds from the exercise of warrants were received during the fourth quarter of 2011. This $5.5 million is included in the Financing activities section of the statement of cash flow and is in addition to the $37.7 million of free cash flow for the quarter. Free cash flow was a source of $31.6 million for the year-ended December 31, 2011, compared to a source of $48.9 million for the year-ended December 31, 2010, after adjusting for the payment of interest on the New PIK notes.

Libbey reported that it had available capacity of $63.8 million under its ABL credit facility as of December 31, 2011, with no loans currently outstanding. The Company also had cash on hand of $58.3 million at December 31, 2011, after reducing total gross borrowings by $9.2 million during the fourth quarter.

- More -

Libbey Inc.

Continued Progress in Working Capital and Debt Reduction

Stephanie A. Streeter, chief executive officer, said, “The fourth quarter results were negatively impacted by much lower than expected shipments in the month of October, followed by a significantly stronger November and December. The impact of the fourth quarter on full year results was magnified by the seasonality of our business. Overall, we remain upbeat about our results. In spite of the challenges that face the European economy and the modest but spotty improvements in the U.S. economy, we were able to grow sales two percent for the full year 2011. We were encouraged by the substantial growth in our China sales region and the slightly improved performance of the U.S. and Canadian retail and foodservice channels of distribution. We continue to be pleased with our working capital reductions over the past twelve months and finished 2011 with working capital as a percentage of last twelve months sales at an all-time low for any quarter of any year at 21.4 percent. We reduced gross debt by $52.5 million in 2011 and continue to move ourselves toward a position that will allow us to better align our capital structure."

Webcast Information

Libbey will hold a conference call for investors on Thursday, February 16, 2012, at 11 a.m. Eastern Standard Time. The conference call will be simulcast live on the Internet and is accessible from the Investor Relations section of www.libbey.com. To listen to the call, please go to the website at least 10 minutes early to register, download and install any necessary software. A replay will be available for seven days after the conclusion of the call.

This press release includes forward-looking statements as defined in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements only reflect the Company's best assessment at this time and are indicated by words or phrases such as “goal,” “expects,” “ believes,” “will,” “estimates,” “anticipates,” or similar phrases. Investors are cautioned that forward-looking statements involve risks and uncertainty and that actual results may differ materially from these statements, and that investors should not place undue reliance on such statements. These forward-looking statements may be affected by the risks and uncertainties in the Company's business. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company's Securities and Exchange Commission filings, including the Company's report on Form 10-K filed with the Commission on March 14, 2011. Important factors potentially affecting performance include but are not limited to increased competition from foreign suppliers endeavoring to sell glass tableware in the United States and Mexico; the impact of lower duties for imported products; global economic conditions and the related impact on consumer spending levels; major slowdowns in the retail, travel or entertainment industries in the United States, Canada, Mexico, Western Europe and Asia, caused by terrorist attacks or otherwise; significant increases in per-unit costs for natural gas, electricity, freight, corrugated packaging, and other purchased materials; high levels of indebtedness; high interest rates that increase the Company's borrowing costs or volatility in the financial markets that could constrain liquidity and credit availability; protracted work stoppages related to collective bargaining agreements; increases in expense associated with higher medical costs, increased pension expense associated with lower returns on pension investments and increased pension obligations; devaluations and other major currency fluctuations relative to the U.S. dollar and the Euro that could reduce the cost competitiveness of the Company's products compared to foreign competition; the effect of high inflation in Mexico and exchange rate changes to the value of the Mexican peso and the earnings and cash flow of Libbey Mexico, expressed under U.S. GAAP; the inability to achieve savings and profit improvements at targeted levels in the Company's operations or within the intended time periods; and whether the Company completes any

- More -

Libbey Inc.

significant acquisition and whether such acquisitions can operate profitably. Any forward-looking statements speak only as of the date of this press release, and the Company assumes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date of this press release.

Libbey Inc.:

•	is the largest manufacturer of glass tableware in the western hemisphere and one of the largest glass tableware manufacturers in the world;

•	is the leading manufacturer of tabletop products for the U.S. foodservice industry; and

•	supplies products to foodservice, retail, industrial and business-to-business customers in over 100 countries.

Based in Toledo, Ohio, since 1888, Libbey operates glass tableware manufacturing plants in the United States in Louisiana and Ohio, as well as in Mexico, China, Portugal and the Netherlands. Its Crisa subsidiary, located in Monterrey, Mexico, is the leading producer of glass tableware in Mexico and Latin America. Its Royal Leerdam subsidiary, located in Leerdam, Netherlands, is among the world leaders in producing and selling glass stemware to retail, foodservice and industrial clients. Its Crisal subsidiary, located in Portugal, provides an expanded presence in Europe. Its newest subsidiary, Libbey China, is located in Langfang, China. Its Syracuse China subsidiary designs and distributes an extensive line of high-quality ceramic dinnerware, principally for foodservice establishments in the United States. Its World Tableware subsidiary imports and sells a full-line of metal flatware and holloware and an assortment of ceramic dinnerware and other tabletop items principally for foodservice establishments in the United States. In 2011, Libbey Inc.'s net sales totaled $817.1 million.

- More -

Libbey Inc.
Condensed Consolidated Statements of Operations
(dollars in thousands, except per-share amounts)
(unaudited)

	Three months ended December 31,
	2011	2010
Net sales	$214,782	$222,847
Freight billed to customers	636	479
Total revenues	215,418	223,326
Cost of sales (1)	177,545	178,906
Gross profit	37,873	44,420
Selling, general and administrative expenses (1)	28,180	24,512
Special charges (1)	—	714
Income from operations	9,693	19,194
Gain on redemption of debt (1)	—	1,500
Other expense(1)	(276)	(1,190)
Earnings before interest and income taxes	9,417	19,504
Interest expense	10,490	11,928
(Loss) income before income taxes	(1,073)	7,576
(Benefit from) provision for income taxes	(3,182)	4,813
Net income	$2,109	$2,763

Net income per share:
Basic:	$0.10	$0.14
Diluted:	$0.10	$0.13

Weighted average shares:
Outstanding	20,437	19,865
Diluted	20,860	20,604

(1) Refer to Table 1 for Special Items detail.

Libbey Inc.
Condensed Consolidated Statements of Operations
(dollars in thousands, except per-share amounts)
(unaudited)

	Year ended December 31,
	2011	2010
Net sales	$817,056	$799,794
Freight billed to customers	2,396	1,790
Total revenues	819,452	801,584
Cost of sales (1)	650,713	633,571
Gross profit	168,739	168,013
Selling, general and administrative expenses (1)	105,545	97,390
Special charges (1)	(281)	1,802
Income from operations	63,475	68,821
(Loss) gain on redemption of debt (1)	(2,803)	58,292
Other income (expense)(1)	8,031	(274)
Earnings before interest and income taxes	68,703	126,839
Interest expense	43,419	45,171
Income before income taxes	25,284	81,668
Provision for income taxes	1,643	11,582
Net income	$23,641	$70,086

Net income per share:
Basic:	$1.17	$3.97
Diluted:	$1.14	$3.51

Weighted average shares:
Outstanding	20,170	17,668
Diluted	20,808	19,957

(1) Refer to Table 2 for Special Items detail.

Libbey Inc.
Condensed Consolidated Balance Sheets
(dollars in thousands)

	December 31, 2011	December 31, 2010
	(unaudited)
ASSETS:
Cash and cash equivalents	$58,291	$76,258
Accounts receivable — net	88,045	92,101
Inventories — net	145,859	148,146
Other current assets	9,701	6,437
Total current assets	301,896	322,942

Pension asset	17,485	12,767
Goodwill and purchased intangibles — net	187,772	192,474
Property, plant and equipment — net	264,718	270,397
Other assets	18,280	20,391
Total assets	$790,151	$818,971

LIABILITIES AND SHAREHOLDERS' EQUITY:
Notes payable	$339	$—
Accounts payable	58,759	59,095
Accrued liabilities	88,761	84,066
Pension liability (current portion)	5,990	2,330
Non-pension postretirement benefits (current portion)	4,721	5,017
Other current liabilities	6,730	6,513
Long-term debt due within one year	3,853	3,142
Total current liabilities	169,153	160,163

Long-term debt	393,168	443,983
Pension liability	122,145	115,521
Non-pension postretirement benefits	68,496	67,737
Other liabilities	9,409	20,301
Total liabilities	762,371	807,705

Common stock, capital in excess of par value and warrants	311,188	300,889
Retained deficit	(155,036)	(178,677)
Accumulated other comprehensive loss	(128,372)	(110,946)
Total shareholders’ equity	27,780	11,266
Total liabilities and shareholders’ equity	$790,151	$818,971

Libbey Inc.
Condensed Consolidated Statements of Cash Flows
(dollars in thousands)
(unaudited)

	Three months ended December 31,
	2011	2010
Operating activities:
Net income	$2,109	$2,763
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9,923	10,121
Loss on asset sales and disposals	508	—
Change in accounts receivable	4,889	17,757
Change in inventories	23,935	10,564
Change in accounts payable	7,586	4,183
Income taxes	(4,032)	911
Restructuring charges	—	484
Gain on redemption of new PIK notes	—	(1,500)
Pension & non-pension postretirement benefits	(488)	1,412
Accrued interest and amortization of discounts, warrants and finance fees	9,356	10,596
Accrued liabilities & prepaid expenses	(2,965)	(1,292)
Share-based compensation expense	651	924
Other operating activities	1,735	1,609
Net cash provided by operating activities	53,207	58,532
Investing activities:
Additions to property, plant and equipment	(14,963)	(9,125)
Net proceeds from sale of Traex	(522)	—
Proceeds from asset sales and other	(42)	—
Net cash used in investing activities	(15,527)	(9,125)
Financing activities:
Other repayments	(9,338)	(9,641)
Other borrowings	365	—
Proceeds from exercise of warrants	5,459	—
Stock options exercised	4	49
Debt issuance costs and other	(1)	1,240
Net cash used in financing activities	(3,511)	(8,352)
Effect of exchange rate fluctuations on cash	(461)	(365)
Increase in cash	33,708	40,690
Cash & cash equivalents at beginning of period	24,583	35,568
Cash & cash equivalents at end of period	$58,291	$76,258

Libbey Inc.
Condensed Consolidated Statements of Cash Flows
(dollars in thousands)
(unaudited)

	Year ended December 31,
	2011	2010
Operating activities:
Net income	$23,641	$70,086
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	42,188	41,115
(Gain) loss on asset sales and disposals	(5,941)	3,039
Change in accounts receivable	3,076	(11,210)
Change in inventories	(221)	(6,654)
Change in accounts payable	403	4,955
Accrued interest and amortization of discounts, warrants and finance fees	3,047	17,391
Gain on redemption of new PIK notes	—	(71,693)
Payment of interest on new PIK notes	—	(29,400)
Call premium on senior notes and floating rate notes	1,203	8,415
Write-off of finance fees & discounts on senior notes, old ABL and floating rate notes	1,600	4,986
Pension & non-pension postretirement benefits	(9,074)	5,200
Restructuring charges	(828)	811
Accrued liabilities & prepaid expenses	1,917	3,344
Income taxes	(11,200)	1,801
Share-based compensation expense	5,016	3,496
Other operating activities	524	2,017
Net cash provided by operating activities	55,351	47,699
Investing activities:
Additions to property, plant and equipment	(41,420)	(28,247)
Net proceeds from sale of Traex	12,478	—
Proceeds from asset sales and other	5,222	—
Net cash used in investing activities	(23,720)	(28,247)
Financing activities:
Other repayments	(14,108)	(10,610)
Other borrowings	365	215
Floating rate note payments	—	(306,000)
Senior note payments	(40,000)	—
Call premium on senior notes and floating rate notes	(1,203)	(8,415)
PIK note payment	—	(51,031)
Proceeds from senior secured notes	—	392,328
Proceeds from exercise of warrants	5,459	—
Stock options exercised	482	57
Debt issuance costs and other	(463)	(14,256)
Net cash (used in) provided by financing activities	(49,468)	2,288
Effect of exchange rate fluctuations on cash	(130)	(571)
(Decrease) increase in cash	(17,967)	21,169
Cash & cash equivalents at beginning of year	76,258	55,089
Cash & cash equivalents at end of year	$58,291	$76,258

In accordance with the SEC’s Regulation G, tables 1, 2, 3, 4 and 5 provide non-GAAP measures used in this earnings release and a reconciliation to the most closely related Generally Accepted Accounting Principle (GAAP) measure. Libbey believes that providing supplemental non-GAAP financial information is useful to investors in understanding Libbey's core business and trends. In addition, it is the basis on which Libbey's management assesses performance. Although Libbey believes that the non-GAAP financial measures presented enhance investors' understanding of Libbey's business and performance, these non-GAAP measures should not be considered an alternative to GAAP.

Table 1
Reconciliation of "As Reported" Results to "As Adjusted" Results - Quarter
(dollars in thousands, except per-share amounts)
(unaudited)
	Three months ended December 31,
	2011			2010
	As Reported	Special Items	As Adjusted	As Reported	Special Items	As Adjusted
Net sales	$214,782	$—	$214,782	$222,847	$—	$222,847
Freight billed to customers	636	—	636	479	—	479
Total revenues	215,418	—	215,418	223,326	—	223,326
Cost of sales	177,545	817	176,728	178,906	(3)	178,909
Gross profit	37,873	(817)	38,690	44,420	3	44,417
Selling, general and administrative expenses	28,180	1,316	26,864	24,512	(49)	24,561
Special charges	—	—	—	714	714	—
Income from operations	9,693	(2,133)	11,826	19,194	(662)	19,856
Gain on redemption of debt	—	—	—	1,500	1,500	—
Other expense	(276)	179	(455)	(1,190)	—	(1,190)
Earnings before interest and income taxes	9,417	(1,954)	11,371	19,504	838	18,666
Interest expense	10,490	—	10,490	11,928	—	11,928
(Loss) income before income taxes	(1,073)	(1,954)	881	7,576	838	6,738
(Benefit from) provision for income taxes	(3,182)	—	(3,182)	4,813	—	4,813
Net income	$2,109	$(1,954)	$4,063	$2,763	$838	$1,925

Net income per share:
Basic	$0.10	$(0.10)	$0.20	$0.14	$0.04	$0.10
Diluted	$0.10	$(0.09)	$0.19	$0.13	$0.04	$0.09

Weighted average shares:
Outstanding	20,437			19,865
Diluted	20,860			20,604

	Three months ended December 31, 2011				Three months ended December 31, 2010
Special Items Detail (income) expense:	CEO transition expenses	Sale of Traex (1)	Other (2)	Total Special Items	Gain on PIK Notes(3)	Other (4)	Total Special Items
Cost of sales	$—	$—	$817	$817	$—	$(3)	$(3)
SG&A	211	—	1,105	1,316	—	(49)	(49)
Special charges	—	—	—	—	—	714	714
Gain on redemption of debt	—	—	—	—	(1,500)	—	(1,500)
Other (income) expense	—	(179)	—	(179)	—	—	—
Total Special Items	$211	$(179)	$1,922	$1,954	$(1,500)	$662	$(838)

(1) Adjustment to the gain on the sale of substantially all of the assets of our Traex subsidiary in April, 2011.
(2) Cost of sales reflects a write-down of unutilized fixed assets in our Glass Operations segment while SG&A contains severance.
(3) Additional gain on PIK Notes.
(4) Other primarily reflects restructuring charges related to the closure of our Syracuse, New York, manufacturing facility, our Mira Loma, California, distribution center and the decorating operations at our Shreveport manufacturing facility.

Table 2
Reconciliation of "As Reported" Results to "As Adjusted" Results - Year
(dollars in thousands, except per-share amounts)
(unaudited)	Year ended December 31,
	2011			2010
	As Reported	Special Items	As Adjusted	As Reported	Special Items	As Adjusted
Net sales	$817,056	$—	$817,056	$799,794	$—	$799,794
Freight billed to customers	2,396	—	2,396	1,790	—	1,790
Total revenues	819,452	—	819,452	801,584	—	801,584
Cost of sales	650,713	2,841	647,872	633,571	2,317	631,254
Gross profit	168,739	(2,841)	171,580	168,013	(2,317)	170,330
Selling, general and administrative expenses	105,545	3,914	101,631	97,390	1,047	96,343
Special charges	(281)	(281)	—	1,802	1,802	—
Income from operations	63,475	(6,474)	69,949	68,821	(5,166)	73,987
(Loss) gain on redemption of debt	(2,803)	(2,803)	—	58,292	58,292	—
Other income (expense)	8,031	7,079	952	(274)	(130)	(144)
Earnings before interest and income taxes	68,703	(2,198)	70,901	126,839	52,996	73,843
Interest expense	43,419	—	43,419	45,171	—	45,171
Income before income taxes	25,284	(2,198)	27,482	81,668	52,996	28,672
Provision for income taxes	1,643	—	1,643	11,582	—	11,582
Net income	$23,641	$(2,198)	$25,839	$70,086	$52,996	$17,090

Net income per share:
Basic	$1.17	$(0.11)	$1.28	$3.97	$3.00	$0.97
Diluted	$1.14	$(0.11)	$1.24	$3.51	$2.66	$0.86
Weighted average shares:
Outstanding	20,170			17,668
Diluted	20,808			19,957

	Year ended December 31, 2011						Year ended December 31, 2010
Special Items Detail-(income) expense:	Sale of Land & Traex(1)	CEO transition expenses(2)	Finance Fees (3)	Abandoned Property(4)	Other(5)	Total Special Items	Gain on PIK Notes(6)	Equity Offering & Finance Fees (3)	Other(7)	Total Special Items
Cost of sales	$—	$—	$—	$1,827	$1,014	$2,841	$—	$—	$2,317	$2,317
SG&A	—	2,722	—	892	300	3,914	—	1,047	—	1,047
Special charges	—	—	—	—	(281)	(281)	—	—	1,802	1,802
Loss (gain) on redemption of debt	—	—	2,803	—	—	2,803	(71,693)	13,401	—	(58,292)
Other (income) expense	(6,863)	—	—	—	(216)	(7,079)	—	—	130	130
Total Special Items	$(6,863)	$2,722	$2,803	$2,719	$817	$2,198	$(71,693)	$14,448	$4,249	$(52,996)

(1) Net gain on the sale of land at our Libbey Holland facility of $3,445 and gain on sale of substantially all of the assets of our Traex subsidiary of $3,418.
(2) CEO transition expenses primarily represent non-cash charges related to accelerated vesting of previously issued equity compensation.
(3) Includes the write-off of unamortized finance fees and discounts and call premium payments on the $40.0 million senior notes redeemed in March 2011 and floating rate senior notes refinanced in February 2010, unamortized finance fees on the refinanced credit facility in February 2010, and equity offering fees related to the secondary stock offering completed in August 2010 for which the Company received no proceeds.
(4) Estimate accrued for an on-going unclaimed property audit.
(5) Cost of sales includes $197 of restructuring charges and a $817 write-down of unutilized fixed assets in our Glass Operations segment. SG&A includes severance of $1,105, net of an equipment credit of $805. Special charges relate to the closure of our Syracuse, New York, manufacturing facility, our Mira Loma, California, distribution center and the decorating operations at our Shreveport manufacturing facility.
(6) Gain on PIK Notes is the difference between the carrying value and the face value of the PIK Notes when we redeemed them in February 2010.

(7) Restructuring charges related to the closure of our Syracuse, New York, manufacturing facility, our Mira Loma, California, distribution center and the decorating operations at our Shreveport manufacturing facility are included in cost of sales for $566, special charges for $1,802, and other expense of $130. Cost of sales also includes a $2,696 write down of certain after-processing equipment within our Glass Operations segment, net of an insurance claim recovery of $945.

Table 3
Reconciliation of Net Income to Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA
(dollars in thousands)

	Three months ended December 31,		Year ended December 31,
	2011	2010	2011	2010
Reported net income	$2,109	$2,763	$23,641	$70,086
Add:
Interest expense	10,490	11,928	43,419	45,171
(Benefit from) provision for income taxes	(3,182)	4,813	1,643	11,582
Depreciation and amortization	9,923	10,121	42,188	41,115
EBITDA	19,340	29,625	110,891	167,954
Add: Special items before interest and taxes	1,954	(838)	2,198	(52,996)
Adjusted EBITDA	$21,294	$28,787	$113,089	$114,958

Table 4
Reconciliation of Net Cash provided by Operating Activities to Free Cash Flow
(dollars in thousands)
	Three months ended December 31,		Year ended December 31,
	2011	2010	2011	2010

Net cash provided by operating activities	$53,207	$58,532	$55,351	$47,699
Capital expenditures	(14,963)	(9,125)	(41,420)	(28,247)
Net proceeds from sale of Traex	(522)	—	12,478	—
Proceeds from asset sales and other	(42)	—	5,222	—
Payment of interest on New PIK Notes	—	—	—	29,400
Free Cash Flow	$37,680	$49,407	$31,631	$48,852

Table 5
Summary Business Segment Information
(dollars in thousands)
	Three months ended December 31,		Year ended December 31,
	2011	2010	2011	2010
Net Sales:
Glass Operations(1)	$199,228	$201,392	$746,581	$717,576
Other Operations(2)	15,735	21,580	71,183	82,783
Eliminations	(181)	(125)	(708)	(565)
Consolidated	$214,782	$222,847	$817,056	$799,794

Segment Earnings before Interest & Taxes (Segment EBIT) (3)
Glass Operations(1)	$19,551	$23,203	$96,716	$94,745
Other Operations(2)	2,355	3,891	11,974	14,902
Segment EBIT	$21,906	$27,094	$108,690	$109,647

Reconciliation of Segment EBIT to Net Income:
Segment EBIT	$21,906	$27,094	$108,690	$109,647
Retained corporate costs (4)	(10,535)	(8,428)	(37,789)	(35,804)
Consolidated Adjusted EBIT	11,371	18,666	70,901	73,843
Gain (loss) on redemption of debt	—	1,500	(2,803)	58,292
Gain on sale of Traex assets	179	—	3,418	—
Gain on sale of land	—	—	3,445	—
Restructuring charges	—	(711)	84	(2,498)
CEO transition expenses	(211)	—	(2,722)	—
Abandoned property	—	—	(2,719)	—
Other special items	(1,922)	49	(901)	(2,798)
Special Items before interest and taxes	(1,954)	838	(2,198)	52,996
Interest expense	(10,490)	(11,928)	(43,419)	(45,171)
Income taxes	3,182	(4,813)	(1,643)	(11,582)
Net income	$2,109	$2,763	$23,641	$70,086

Depreciation & Amortization:
Glass Operations(1)	$9,619	$9,651	$40,398	$39,038
Other Operations(2)	8	167	265	715
Corporate	296	303	1,525	1,362
Consolidated	$9,923	$10,121	$42,188	$41,115

(1) Glass Operations—includes worldwide sales of glass tableware from domestic and international subsidiaries.
(2) Other Operations—includes worldwide sales of ceramic dinnerware, metal tableware, hollowware and serveware. Plastic items were sold through April 28, 2011.
(3) Segment EBIT represents earnings before interest and taxes and excludes amounts related to certain items we consider not representative of ongoing operations, as well as, certain retained corporate costs.
(4) Retained corporate costs includes certain headquarter, administrative and facility costs, and other costs that are not allocable to the reporting segments.